ADAMS STREET PRIVATE EQUITY NAVIGATOR FUND LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Dated and effective as of April 1, 2025

i

ARTICLE VIII ACCOUNTING, VALUATIONS AND WITHHOLDING	24

8.1 Accounting and Reports.	24

8.2 Valuation of Assets.	24

8.3 Withholding.	24

ARTICLE IX MISCELLANEOUS PROVISIONS	25

9.1 Amendment of Limited Liability Company Agreement.	25

9.2 Special Power of Attorney.	27

9.3 Notices.	28

9.4 Agreement Binding Upon Successors and Assigns.	28

9.5 Applicability of 1940 Act and Form N-2.	28

9.6 Choice of Law; Arbitration.	28

9.7 Not for Benefit of Creditors.	29

9.8 Consents.	29

9.9 Merger and Consolidation.	29

9.10 Pronouns.	30

9.11 Confidentiality.	30

9.12 Severability.	31

9.13 Filing of Returns.	31

9.14 Tax Election.	31

9.15 Entire Agreement.	31

9.16 Discretion.	32

9.17 Counterparts.	32

ii

ADAMS STREET PRIVATE EQUITY NAVIGATOR FUND LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of ADAMS STREET PRIVATE EQUITY NAVIGATOR FUND LLC, a Delaware limited liability company (the “Fund”), is dated and effective as of April 1, 2025, by and among ASP GPM GP Management LP, as managing member of the Fund (the “Managing Member”), Adams Street Advisors, LLC, as Adviser (as defined below), the Directors identified on Schedule I hereto, and each person admitted to the Fund and reflected on the books and records of the Fund as a Member.

WHEREAS, Adams Street Global Private Markets Fund LP initially was formed and registered as an exempted limited partnership under the laws of the Cayman Islands on November 30, 2020 (the “Partnership”);

WHEREAS, on March 26, 2025, the Partnership converted to a Delaware limited liability company named “Adams Street Private Equity Navigator Fund LLC” (the “Conversion”) pursuant to the filing with the Secretary of State of the State of Delaware of a Certificate of Conversion to Limited Liability Company and a Certificate of Formation of the Fund and the adoption of the Limited Liability Company Agreement of the Fund, dated as of March 26, 2025 (the “Initial Agreement”);

WHEREAS, in accordance with Section 18-214(g) of the Delaware Act (as defined below), the Fund constitutes a continuation of the existence of the Partnership in the form of a Delaware limited liability company and, for all purposes of the laws of the State of Delaware, shall be deemed to be the same entity as the Partnership;

WHEREAS, pursuant to the Initial Agreement and the Conversion, (i) all of the issued and outstanding partnership interests in the Partnership as of immediately prior to the Conversion were converted into all of the limited liability company interests in the Fund, (ii) the general partner of the Partnership (the “General Partner”) was automatically admitted to the Fund as the Managing Member, (iv) each limited partner of the Partnership as of immediately prior to the Conversion (each, a “Limited Partner”) was automatically admitted to the Fund as a non-managing member of the Fund holding such limited liability company interests in the Fund as set forth on the books and records of the Fund, which interests corresponded to the interests in the Partnership held by such Limited Partner as of immediately prior to the Conversion and (v) the Partnership was continued without dissolution in the form of a Delaware limited liability company; and

WHEREAS, the parties hereto desire to amend and restate the Initial Agreement in its entirety to effect the recapitalization of the limited liability company interests in the Fund into Shares (as defined below) and to provide for certain other matters as more fully set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, the Initial Agreement is hereby amended and restated in its entirety and it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement:

1940 Act means the Investment Company Act of 1940, as amended, and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

Adviser means Adams Street Advisors, LLC or any successor investment adviser to the Fund, in its capacity as investment adviser under the Investment Advisory Agreement. The Adviser shall constitute a “manager” of the Fund within the meaning of the Delaware Act.

Advisers Act means the Investment Advisers Act of 1940, as amended from time to time.

Affiliate means “affiliated person” as such term is defined in the 1940 Act.

Agreement means this Amended and Restated Limited Liability Company Agreement, as amended and/or restated from time to time.

Board means the Board of Directors established pursuant to Section 2.6 hereof.

Certificate means the Certificate of Formation of the Fund and any amendments or amendments and restatements thereto as filed with the office of the Secretary of State of the State of Delaware.

Class means any division of Shares, which is or has been established in accordance with the provisions of Section 6.1 hereof.

Code means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor law.

Delaware Act means the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.) as in effect on the date hereof and as amended from time to time, or any successor law.

Director means each natural person listed on Schedule I hereto who serves on the Board and any other natural person who, from time to time, pursuant hereto shall serve on the Board. Each Director shall constitute a “manager” of the Fund within the meaning of the Delaware Act.

Fiscal Period means each period commencing on the day immediately following the last day of the preceding Fiscal Period, and ending at the close of business on the first to occur of the following dates:

(1)	the last day of a Fiscal Year;

(2)	the last day of a Taxable Year;

(3)	the day preceding any day as of which the Fund issues Shares;

(4)	the day as of which the Fund admits a Substituted Member to whom a Share of a Member has been Transferred (unless there is no change of beneficial ownership);

(5)	any day on which the Fund makes any distribution to, or repurchases any Shares of, any Member; or

(6)	such other times as the Adviser shall determine.

Fiscal Year means each period commencing on April 1 of each year and ending on March 31 of the succeeding year (or on the date of a final distribution pursuant to Section 7.2 hereof), unless the Directors shall designate another fiscal year for the Fund that is a permissible fiscal year under the Code.

Form N-2 means the Fund’s Registration Statement on Form N-2, as amended, restated and/or supplemented from time to time, filed with the Securities and Exchange Commission.

Fund has the meaning set forth in the recitals hereto.

Incentive Fee means the incentive fee paid to the Adviser in accordance with the Investment Advisory Agreement.

Independent Directors means those Directors who are not “interested persons” of the Fund as such term is defined in the 1940 Act.

Investment means any Private Market Investments (as defined in the Prospectus), Securities and other investments in which the Fund invests.

Investment Advisory Agreement means the investment advisory agreement entered into between the Adviser and the Fund, as from time to time in effect.

Liquidating Trustee means a liquidating trustee as defined in the Delaware Act.

Management Fee means the fee paid to the Adviser out of the Fund’s assets in accordance with the Investment Advisory Agreement.

Managing Member has the meaning set forth in the recitals hereto.

Member means any Person who is admitted to the Fund as a member of the Fund or continues as a member of the Fund, as applicable, in accordance with this Agreement and named as a member of the Fund in the books and records of the Fund, including any Person admitted to the Fund as a Substituted Member pursuant to Section 5.1(g) hereof, in such Person’s capacity as a member of the Fund, until the Fund repurchases all of the Shares of such Person pursuant to Section 5.2 hereof or such Person otherwise ceases to be a member of the Fund.

Net Asset Value means total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund. The Net Asset Value of each Class will be calculated separately in order to reflect the fees and expenses applicable to such Class.

Person means any individual, entity, corporation, partnership, association, limited liability company, joint-stock company, trust, estate, joint venture, organization or unincorporated organization.

Portfolio Funds means the private investment funds invested in by the Fund.

Prospectus means the Fund’s prospectus, including the statement of additional information, as amended, restated and/or supplemented from time to time.

RIC means a regulated investment company under the Code.

Securities means securities (including, without limitation, equities, debt obligations, options, and other “securities” as that term is defined in Section 2(a)(36) of the 1940 Act) and other financial instruments of U.S. and non-U.S. entities, including, without limitation, capital stock, shares of beneficial interests, partnership interests and similar financial instruments, as well as any contracts for forward or future delivery of any security, debt obligation, currency or commodity, all manner of derivative instruments and any contracts based on any index or group of securities, debt obligations, currencies or commodities, and any options thereon.

Shares means the equal proportionate shares into which the limited liability company interests of all Members are divided from time to time, or, if more than one Class is established in accordance with the provisions of Section 6.1 hereof, the equal proportionate shares into which each Class shall be divided from time to time, each of which represents an interest in the Fund that is equal in all respects to all other Shares of the same Class and as to which the holder thereof has such appurtenant rights and obligations as are set forth in this Agreement, and includes fractions of Shares as well as whole Shares.

Subscription Agreement means the agreement to be entered into by each Member admitted to the Fund following the date hereof pursuant to which each such Member subscribes for Shares in the Fund.

Substituted Member means any Person admitted to the Fund as a Member pursuant to the provisions of Section 5.1(g) hereof and shown as a Member in the books and records of the Fund.

Taxable Year means the Fund’s taxable year ending on the last day of each calendar year, or such other year as is permissible and agreed to by the Board.

Transfer means the assignment, transfer, sale, grant of a participation in, pledge, gift, mortgage, charge, encumbrance, hypothecation, exchange or other disposition of all or any portion of a Share, including any right to receive any distributions attributable to a Share. Verbs, adverbs or adjectives such as “Transfers,” “Transferred” and “Transferring” shall have correlative meanings.

ARTICLE II

ORGANIZATION; ADMISSION OF MEMBERS; BOARD

2.1	Formation of Limited Liability Company.

The Fund was originally formed as the Partnership and converted to a Delaware limited liability company by the filing of the Certificate and the Certificate of Conversion to Limited Liability Company in the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act and the adoption of the Initial Agreement. The Certificate may be amended and/or restated by the Adviser, without the consent of the Board or any Members, as provided in the Delaware Act, including to change the address of the Fund’s registered office in Delaware or the name and address of its registered agent in Delaware or to make corrections required by the Delaware Act. The Adviser and any Person or Persons designated by the Board hereby are designated as authorized persons of the Fund, within the meaning of the Delaware Act, to execute, deliver and file all additional certificates (and any amendments and/or restatements thereof) required or permitted by the Delaware Act to be filed with the office of the Secretary of State of the State of Delaware. The Board shall cause to be executed and filed with applicable governmental authorities any other instruments, documents and certificates which, in the opinion of the Fund’s legal counsel, may from time to time be required by the laws of the United States of America, the

State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund.

2.2	Name.

The name of the Fund shall be “Adams Street Private Equity Navigator Fund LLC” or such other name as the Board hereafter may adopt upon causing an appropriate amendment to this Agreement to be adopted and to the Certificate to be filed in accordance with the Delaware Act, without the consent of any other Person. The Fund’s business may be conducted under the name of the Fund or, to the fullest extent permitted by law, any other name or names deemed advisable by the Board.

2.3	Principal and Registered Office.

The Fund shall have its principal office at the principal office of the Adviser, or at such other place designated from time to time by the Board.

The Fund shall have its registered office in the State of Delaware at c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 and shall have The Corporation Trust Company as its registered agent at such registered office for service of process in the State of Delaware, unless a different registered office or agent is designated from time to time by the Adviser in accordance with the Delaware Act.

2.4	Duration.

The term of the Fund shall continue until the Fund is dissolved pursuant to Section 7.1 hereof.

2.5	Business of the Fund.

(a)    The business of the Fund is to identify, acquire, hold, manage and dispose of interests in Investments in accordance with the terms and provisions of this Agreement and as described in the Prospectus, and to engage in any other activities, including cash management, which may be directly or indirectly related or incidental thereto or for the furtherance or accomplishment of the preceding purposes or of any other purpose permitted by the Delaware Act and the 1940 Act. Subject to Section 3.1 hereof, and if permitted by the 1940 Act, the Adviser may execute, deliver and perform all contracts, agreements and other undertakings on behalf of the Fund, including the Investment Advisory Agreement, any Subscription Agreements and any side letters to be executed by the Fund in connection with its investment activities or otherwise, and engage in all activities and transactions as may in the opinion of the Adviser be necessary or advisable to carry out the Fund’s business and any amendments to any such contracts, agreements and other undertakings, all without any further act, vote or approval of any other Person, notwithstanding any other provision of this Agreement.

(b)    The Fund shall operate as a closed-end management investment company in accordance with the 1940 Act and subject to any fundamental policies and investment restrictions set forth in the Prospectus.

2.6	The Board.

(a)    The Persons listed on Schedule I have agreed to be bound by the terms and provisions of this Agreement pertaining to the obligations of Directors and shall serve as Directors on the Board. The Board may, subject to the provisions of paragraphs (a) and (b) of this Section 2.6 with respect to the number of and vacancies in the position of Director and the provisions of Section 3.3 hereof with respect to the election of Directors by Members, designate any Person who shall agree to be bound by the terms and provisions of this Agreement as a Director. The names and mailing addresses of the Directors shall be set forth in the books and records of the Fund.

(b)    Each Director shall serve as a Director for the life of the Fund, unless the Director’s status as a Director shall be sooner terminated pursuant to Section 4.2 hereof. If any vacancy in the position of a Director occurs, the remaining Directors may appoint a Person to serve in such capacity, so long as immediately after such appointment at least two-thirds of the Directors then serving would have been elected by the Members. The Directors may call a meeting of Members to fill any vacancy in the position of Director, and shall do so within 60 days after any date on which Directors who were elected by the Members cease to constitute a majority of the Directors then serving as Directors.

(c)    If no Director remains, the Adviser shall promptly call a meeting of the Members, to be held within 60 days after the date on which the last Director ceased to act in that capacity, for the purpose of determining whether to continue the business of the Fund and, if the business shall be continued, electing the required number of Directors. If the Members shall determine at such meeting not to continue the business of the Fund or if the required number of Directors is not elected within 60 days after the date on which the last Director ceased to act in that capacity, then the Fund shall be dissolved pursuant to Section 7.1 hereof and the business and administrative affairs of the Fund shall be wound up and the proceeds from winding up shall be distributed pursuant to Section 7.2 hereof.

2.7	Members.

The Board may admit one or more Members as of the first business day of each calendar month or at such other times as the Board may determine. Members may be admitted to the Fund following the date hereof subject to the condition that each such Member shall execute either a counterpart of this Agreement or another instrument pursuant to which such Member agrees to be bound by the terms and provisions of this Agreement. The Fund, in its absolute discretion, may reject applications for the purchase of Shares in the Fund. The admission of any Person as a Member shall be effective upon the revision of the books and records of the Fund to reflect the name and the purchase of Shares of such additional Member. The Members listed on the books and records of the Fund on the date hereof are hereby admitted or continue, as applicable, as members of the Fund under this Agreement, without any further action or execution by such Persons.

2.8	Managing Member.

Effective as of the adoption of this Agreement, the Managing Member (i) hereby automatically resigns from the Fund as a member of the Fund for all purposes and ceases to be a member of the Fund, and (ii) shall receive a return of any capital contributions made by it to the Partnership or the Fund, in each case without further action by any other Person.

2.9	Both Directors and Members.

A Person may at the same time be a Director and a Member, or the Adviser and a Member, in which event such Person’s rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions hereof and as provided in the Delaware Act.

2.10	Limited Liability.

Except as otherwise provided under applicable law, none of the Members, Directors or the Adviser shall be liable personally for the Fund’s debts, obligations or liabilities, whether arising in contract, tort or otherwise, solely by reason of being a member or manager of the Fund in an amount in excess of the value of the Shares of such Member, except that a Member may be obligated to repay any funds wrongfully distributed to such Member. In addition, except for the obligations set forth hereunder and under any other agreements between Members and the Fund, the liability of the Members shall be limited to the fullest extent permitted by the Delaware Act. If a Member is required under the Delaware Act to return to the Fund or pay, for the benefit of creditors of the Fund, amounts previously distributed to such Member, the obligation of such Member to return or pay any such amount to the Fund shall be the obligation of such Member and not the obligation of the Adviser or any other Member. The liability of the Adviser shall be limited to the fullest extent permitted by the Delaware Act, subject to any limitations provided in the 1940 Act and the Advisers Act.

ARTICLE III

MANAGEMENT

3.1	Management.

(a)    Subject to the requirements of the 1940 Act, the business and affairs of the Fund shall be managed under the direction of the Board. The Board shall have the right, power and authority, on behalf of the Fund and in its name, to exercise all rights, powers and authority of “managers” under the Delaware Act and to do all things necessary and proper to carry out the objective and business of the Fund and its duties hereunder. Except to the extent otherwise expressly provided in this Agreement, each Director (whether or not an Independent Director) shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized under the laws of the State of Delaware. Notwithstanding Section 18-402 of the Delaware Act, no Director shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such Director’s authority as delegated by the Board. The Board may delegate the management of the Fund’s day-to-day operations to one or more officers or other Persons (including, without limitation, the Adviser), subject to the investment objective and policies of the Fund and to the oversight of the Board. During any period in which the Fund shall have no Directors, the Adviser shall continue to serve as investment adviser to the Fund and shall have the authority to manage the business and affairs of the Fund, but only until such time as one or more Directors are elected by the Members or the Fund is dissolved in accordance with Section 7.1 hereof.

(b)    The Board shall have the exclusive authority and discretion to make any determination or decision with respect to tax matters of the Fund except to the extent prohibited by applicable law, including making or refraining from making any election required or permitted to be made by the Fund under any provisions of the Code or any other revenue or tax laws, and unless otherwise determined by the Board, each Member shall (i) give effect to any such determination or decision, and (ii) not take any position (whether in any tax reporting, in a tax dispute, or otherwise) inconsistent with any such determination or decision or any other reporting provided by the Fund. For the avoidance of doubt, the Board may delegate its discretion and authority with respect to tax matters of the Fund to the Adviser.

(c)    Members shall have no right to participate in and shall take no part in the management or control of the Fund’s business and shall have no right, power or authority to act for or bind the Fund. Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the 1940 Act.

(d)    The Board may delegate to any Person, including, without limitation, the officers of the Fund designated pursuant to Section 3.2(c), the Adviser or any committee of the Board, any rights, power and authority vested by this Agreement in the Board to the extent permissible under applicable law.

3.2	Actions by the Board.

(a)    Unless provided otherwise in this Agreement, the Board shall act only: (i) by the affirmative vote of a majority of the Directors (which majority shall include any requisite number of Independent Directors required by the 1940 Act) present at a meeting duly called at which a quorum of the Directors shall be present (in person or, if in person attendance is not required by the 1940 Act, in person or by telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other); or (ii) by written consent of a majority of the Directors without a meeting and without prior notice, if permissible under the 1940 Act.

(b)    The Board may designate from time to time a Chairperson who shall preside at all meetings. Any such Person who is an Independent Director shall be a non-executive Chairperson of the Fund. Meetings of the Board may be called by the Chairperson or any two Directors, and may be held on such date and at such time and place as the Board shall determine. Each Director shall be entitled to receive written notice of the date, time and place of such meeting within a reasonable time in advance of the meeting. Notice need not be given to any Director who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting. Directors may attend and participate in any meeting by telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, except where in person attendance at a meeting is required by the 1940 Act. A majority of the Directors then in office shall constitute a quorum at any meeting.

(c)    The Board may designate from time to time agents and employees of the Fund or other Persons, including, without limitation, employees of the Adviser or its Affiliates, who shall have the same powers and duties on behalf of the Fund (including the power to bind the Fund) as are customarily vested in officers of a Delaware corporation or such powers as are otherwise delegated to them by the Board, and designate them as officers of the Fund with such titles as the Board shall determine. Each officer shall hold office until their successor is designated and qualified or until their earlier death, resignation, removal, or disqualification. Any officer may be removed at any time, with or without cause, by the vote of the Board. Any vacancy occurring in any office of the Fund shall be filled by the Board.

3.3	Meetings of Members.

(a)    Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present. Except as otherwise provided in Section 2.6(c) hereof, meetings of the Members may be called by the Board or by Members holding a majority of the total number of votes eligible to be cast by all Members, and may be held at such time, date and place as the Board or, to the extent applicable, the Adviser shall determine. The Board (or the Adviser if applicable) shall arrange to provide written notice of the meeting, stating the date, time and place of the meeting and the record date therefor, to each Member entitled to vote at the meeting within a reasonable time prior thereto. Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting. Only matters set forth in the notice of a meeting may be voted on by the Members at a meeting. The presence in person or by proxy of Members holding one-third of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting. Any meeting of Members, whether or not a quorum is present, may be adjourned by a majority of votes, present in person or by proxy, without additional notice to the Members. In addition, any meeting of Members, whether or not a quorum is present, may be adjourned by the Chairperson of the meeting or by, or upon the authority of, the Directors, without additional notice to the Members. Except to the extent a greater or lesser vote is required by any provision of this Agreement or of the 1940 Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Directors, and (ii) all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes eligible to be cast by those Members who are present in person or by proxy at such meeting.

(b)    On each matter submitted to a vote of Members, unless the Directors determine otherwise, all Shares of all Classes shall vote as a single class; provided, however, that: (i) as to any matter with respect to which a separate vote of any Class is required by the 1940 Act or other applicable law or is required by attributes applicable to any Class, such requirements as to a separate vote by that Class shall apply; (ii) unless the Directors determine that this clause (ii) shall not apply in a particular case, to the extent that a matter referred to in clause (i) above affects more than one Class and the interests of each such Class in the matter are identical, then the Shares of all such affected Classes shall vote as a single class; and (iii) as to any matter which does not affect the interests of a particular Class, only the Members holding Shares in the affected Class or Classes shall be entitled to vote.

(c)    Each Member shall be entitled to cast at any meeting of Members one vote with respect to each Share held by the Member as of the record date of the meeting (and a proportionate fractional vote in the case of a fractional Share). No Members shall be entitled to cumulative voting in any circumstance.

(d)    The Board or, to the extent applicable, the Adviser shall establish a record date not less than 10 nor more than 120 days prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes which each Member will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.

(e)    A Member may vote at any meeting of Members by a proxy properly executed in writing by the Member and filed with the Fund before or at the time of the meeting. A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Fund at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decide to vote in person. Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting and without prior notice if consents in writing, setting forth the action taken, are signed by Members holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

3.4	Custody of Assets of the Fund.

The physical possession of all funds, Securities or other property of the Fund shall at all times be held, controlled and administered by one or more custodians retained by the Fund in accordance with the requirements of the 1940 Act.

3.5	Other Activities of Members, Directors and the Adviser.

(a)    None of the Directors or officers of the Fund or the Adviser shall be required to devote full time to the affairs of the Fund, but shall devote such time as may reasonably be required to perform their obligations under this Agreement and any other agreement they may have with the Fund.

(b)    The Adviser and any Member, officer of the Fund, Director, or Affiliate of any of them, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Investments, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. Notwithstanding any duty otherwise existing at law or in equity, no Member shall have any rights in or to such activities of the Adviser or any other Member, officer of the Fund, Director, or Affiliates of any of them, or any profits derived therefrom, and the pursuit of such activities, even if competitive with the activities of the Fund, shall not be deemed wrongful or improper. Subject to any limitations provided in the 1940 Act and the Advisers Act, no such Person shall be liable to the Fund or any Members for breach of any fiduciary or other duty by reason of the fact that such Person pursues or acquires for, or directs an opportunity to another Person or does not communicate such opportunity to the Fund.

3.6	Standard of Care.

(a)    The Directors, the officers of the Fund, the Adviser, including any officer, director, member, partner, principal, employee or agent of the Adviser, and each of their respective affiliates shall not be liable to the Fund or to any of its Members for any loss or damage occasioned by any act or omission in the performance of such Person’s services under this Agreement, unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss or damage is due to an act or omission of such Person constituting willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Person’s duties hereunder.

(b)    A Member not in breach of any obligation hereunder or under any agreement pursuant to which the Member subscribed for a Share shall be liable to the Fund, any other Member or Person bound by this Agreement only as required by applicable law or otherwise provided in this Agreement.

3.7	Indemnification.

(a)    To the fullest extent permitted by law, the Fund shall, subject to Section 3.7(b) and (c) hereof, indemnify: each Director, former Director, officer and former officer of the Fund (including, for this purpose, their executors, heirs, assigns, successors or other legal representatives); the Adviser; any Affiliate of the Adviser; each officer, director, member, partner, principal, employee or agent of the Adviser or its Affiliates; and the executors, heirs, assigns, successors or other legal representatives of each of the foregoing, and any Person who controls or is under common control, or otherwise is affiliated, with the Adviser and its executors, heirs, assigns, successors or other legal representatives against all losses, charges, claims, assessments, damages, liabilities, costs and expenses (collectively, “Losses”), including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees and disbursements, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Director, an officer of the Fund, the Adviser, any Affiliate of the Adviser or an officer, director, member, partner, principal, employee or agent of the Adviser or its Affiliates, or the past or present performance of services to the Fund by such indemnitee, except to the extent such Losses shall have been finally determined in a non-appealable decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office. The rights of indemnification provided under this Section 3.7 shall not be construed so as to provide for indemnification of an indemnitee for any Losses (including any liability under federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.7 to the fullest extent permitted by law.

(b)    Expenses, including reasonable counsel fees and disbursements, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid or reimbursed from time to time by the Fund in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.7(a) hereof; provided, however, that (i) such indemnitee shall provide security for such undertaking, (ii) the Fund shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee’s failure to fulfill the indemnitee’s undertaking, or (iii) a majority of the Directors (excluding any Director who is seeking advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification. If independent legal counsel is engaged to make a determination regarding the advancement of expenses in accordance with this Section 3.7, and if the indemnitee is an Independent Director, or such other Person who may be entitled to such a rebuttable presumption under Section 17(h) of the 1940 Act and judicial interpretations thereof, or interpretations thereof by the Securities and Exchange Commission or its staff, there shall be a rebuttable presumption by such counsel that the indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office.

(c)    As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office, indemnification shall be provided pursuant to Section 3.7(a) hereof if (i) approved by a majority of the Directors who are not parties to the action, suit, investigation or proceeding upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office, or (ii) the Directors secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office.

(d)    Any indemnification or advancement of expenses made pursuant to this Section 3.7 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 3.7 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.7 the Fund shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in this Section 3.7. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.7 shall be on the Fund (or any Member acting derivatively or otherwise on behalf of the Fund or its Members).

(e)    An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.7 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses, except to the extent provided in Section 2.10 hereof.

(f)    The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any Person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.7 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any officer of the Fund, Director, the Adviser or other Person.

3.8	Fees, Expenses and Reimbursement.

(a)    The Board may cause the Fund to compensate each Director for the Director’s services hereunder. In addition, the Fund shall reimburse the Directors for reasonable travel and other out-of-pocket expenses incurred by them in performing their duties under this Agreement.

(b)    The Fund will bear all costs and expenses of its operations, administration and transactions except those specifically assumed by the Adviser and other service providers pursuant to their agreements with the Fund. Expenses to be borne by the Fund include, but are not limited to, the following:

(1)	organizational expenses of the Fund;

(2)	calculating the Net Asset Value of the Fund, including the cost and expenses of any independent valuation firm or pricing service;

(3)

fees and expenses incurred by the Adviser and payable to third parties, including agents, bankers, consultants or other advisors, in monitoring financial and legal affairs for the Fund and in monitoring Investments, performing due diligence on prospective portfolio companies, and if necessary, in respect of enforcing the Fund’s rights with respect to Investments in existing portfolio companies, or otherwise relating to, or associated with, evaluating and making Investments, whether or not consummated, which fees and expenses include, among other items, due diligence reports, appraisal reports, research and market data services

(including an allocable portion of any research or other service that may be deemed to be bundled for the benefit of the Fund), any studies commissioned by the Adviser and travel, lodging and meal expenses;

(4)

costs associated with indebtedness or guarantees, including interest payable on debt, if any, incurred by the Fund to finance its Investments, debt service and all other costs of borrowings or other financing arrangements (including fees and other expenses), and expenses related to unsuccessful portfolio acquisition efforts;

(5)	offerings of Shares and other securities of the Fund;

(6)	the Management Fee;

(7)	the Incentive Fee;

(8)	any distribution and/or servicing fee, as described in the Prospectus;

(9)	administration fees and expenses payable under the Fund’s administration agreement and any sub-administration agreements;

(10)	any expense reimbursements;

(11)

fees payable to third parties, including agents, bankers, consultants or other advisors, relating to, or associated with, evaluating and making investments in portfolio companies, including costs associated with meeting financial sponsors;

(12)	fees and expenses incurred by the Fund for escrow agent, transfer agent, dividend agent, custodian and other service providers;

(13)	U.S. federal and state registration and franchise fees;

(14)	fees payable to rating agencies;

(15)

U.S. federal, state and local taxes, non-U.S. taxes, and related costs and expenses, including costs of tax return preparation and other compliance costs, and costs incurred in connection with any audit or other inquiry, tax litigation or any other contests, governmental charges, fees, penalties and duties assessed or borne by the Fund;

(16)	Independent Directors’ fees and expenses;

(17)	expenses related to meetings of the Board;

(18)	costs of any reports, proxy statements or other notices to Members, including printing and mailing costs;

(19)

costs associated with individual or group Members, including the costs of any Member meetings or communications and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters;

(20)	costs of any activities undertaken with respect to the protection of confidential or non-public information or data;

(21)	costs of preparing financial statements and maintaining books and records;

(22)

costs of preparing and filing reports or other documents with the Securities and Exchange Commission, Financial Industry Regulatory Authority, Inc., U.S. Commodity Futures Trading Commission and other regulatory bodies, and other reporting and compliance costs, and the costs associated with reporting and compliance obligations under the 1940 Act and any other applicable federal and state securities laws, and the compensation of professionals responsible for the foregoing;

(23)	costs associated with compliance with Sarbanes-Oxley Act of 2002, as amended;

(24)	the Fund’s allocable portion of any fidelity bond, directors’ and officers’ errors and omissions liability insurance policies, cybersecurity policies and any other insurance premiums or other costs;

(25)

direct costs and expenses of administration, including printing, mailing, long distance telephone, cellular phone and data service, copying, secretarial and other staff, independent auditors and outside legal costs;

(26)	proxy voting expenses;

(27)	costs of effecting sales and any repurchases of Shares and other securities;

(28)	fees and expenses associated with marketing efforts (including attendance at investment conferences and similar events), design and website expenses;

(29)	commissions and other compensation payable to brokers or dealers;

(30)	costs of information technology and related costs, including costs related to software, hardware and other technological systems (including specialty and custom software);

(31)	indemnification payments;

(32)

costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute in connection with the business of the Fund and the amount of any judgment or settlement paid in connection therewith;

(33)	extraordinary or non-recurring expenses or liabilities incurred by the Fund outside of the ordinary course of its business, including litigation;

(34)	costs of derivatives and hedging;

(35)	certain costs and expenses relating to distributions paid on the Shares and other securities;

(36)

all fees, costs and expenses, if any, incurred by or on behalf of the Fund in developing, negotiating and structuring prospective or potential Investments, including any potential Investments that are not ultimately made, including any reverse termination fees and any liquidated damages, commitment fees that become payable in connection with any proposed Investments that is not ultimately made, forfeited deposits or similar payments, including expenses relating to unconsummated Investments that may have been attributable to co-investors had such Investments been consummated;

(37)

expenses borne indirectly through the Fund’s investments in Portfolio Funds (as defined in the Prospectus), including, without limitation, any fees and expenses of the Portfolio Funds (such as management fees, incentive fees or carried interest allocations and pass through expenses, costs and fees);

(38)	costs associated with currency conversion and translation;

(39)	costs and expenses (including travel) in connection with the diligence and oversight of the Fund’s service providers;

(40)	fees, costs and expenses of winding up and liquidating the Fund’s assets;

(41)	costs associated with technology integration between the Fund’s systems and those of the Fund’s participating intermediaries;

(42)

all travel and related expenses of the directors or trustees (as the case may be), officers, managers, partners, agents and employees of the Fund and Adviser (and/or its affiliates) incurred in connection with attending meetings of the Board or Members or performing other business activities that relate to the Fund;

(43)	dues, fees and charges of any trade association of which the Fund is a member;

(44)	costs associated with events and trainings of the Board (including travel);

(45)

third party costs incurred in connection with gathering, analyzing and reporting environmental, social or governance information related to the Investments, if any, including such information related to or required by applicable U.S. or non-U.S. law or regulation;

(46)	costs incurred in connection with structuring, organizing, operating, maintaining and liquidating entities or vehicles to hold the Fund’s assets for tax or other purposes; and

(47)

any and all other expenses incurred by the Fund or the Adviser (and/or its affiliates) in connection with administering the Fund’s business, including payments made under the Fund’s administration agreement based upon the Fund’s allocable portion (subject to the review and approval of the Fund’s independent directors) of the Adviser’s overhead in performing its obligations under the Fund’s administration agreement, including rent and the allocable portion of the costs of the compensation, benefits and related administrative expenses (including travel expenses) of the Fund’s officers who provide operational, administrative, legal, compliance, finance and accounting services to the Fund, including the Fund’s chief compliance officer and chief financial officer, their respective staffs and other professionals who provide services to the Fund (including, in each case, employees of the Adviser and/or its affiliates) and assist with the preparation, coordination, and administration of the foregoing or provide other “back-office” or

“middle-office” financial or operational services to the Fund. Notwithstanding anything to the contrary contained herein, the Fund shall reimburse the Adviser (and/or its affiliates) for an allocable portion of the compensation paid by the Adviser (and/or its affiliates) to such individuals (based on a percentage of time such individuals devote, on an estimated basis, to the business affairs of the Fund and in acting on behalf of the Fund).

The payment or assumption by the Adviser or its Affiliates of any expenses of the Fund that the Adviser is not required by this Agreement to pay or assume shall not obligate the Adviser or its Affiliates to pay or assume the same or any similar expense of the Fund on any subsequent occasion, and the Adviser or its Affiliates shall be reimbursed for any advance payment made on behalf of the Fund upon the request of the Adviser or its Affiliates.

(c)    The Fund from time to time, alone or in conjunction with other Affiliates of the Adviser or accounts for which the Adviser, or any Affiliate of the Adviser, acts as general partner, managing member or investment adviser, may purchase insurance in such amounts, from such insurers and on such terms as the Board shall determine.

3.9	Liabilities and Duties.

Notwithstanding anything herein to the contrary, the Members agree that the terms and provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Member, officer of the Fund, a Director or other Person to the Fund or any Member otherwise existing at law or in equity, replace such other duties and liabilities of such Member, officer of the Fund, Director or other Person. Further, the provisions of Section 3.6, Section 3.7 and any other exculpation or indemnification provisions of this Agreement do not restore or create, whether in contract or otherwise, any such duties or liabilities.

ARTICLE IV

TERMINATION OF STATUS OR REMOVAL OF ADVISER AND DIRECTORS

4.1	Termination of Status of the Adviser.

The status of the Adviser as the investment adviser of the Fund shall terminate if the Investment Advisory Agreement terminates and the Fund does not enter into a new Investment Advisory Agreement with such Person, effective as of the date of such termination.

4.2	Termination of Status of a Director.

The status of a Director shall terminate if the Director shall: (i) die; (ii) be adjudicated incompetent; (iii) voluntarily withdraw or resign as a Director (upon not less than 90 days’ prior written notice to the other Directors, unless the other Directors waive such notice); (iv) have reached the mandatory age for retirement of a Director that may from time to time be established by the Board; (v) be removed under Section 4.3 hereof; (vi) be certified by a physician to be mentally or physically unable to perform his duties hereunder; (vii) be declared bankrupt by a court with appropriate jurisdiction, file a petition commencing a voluntary case under any bankruptcy law or make an assignment for the benefit of creditors; or (viii) have a receiver appointed to administer the property or affairs of such Director.

4.3	Removal of the Directors.

Any Director may be removed: (i) with or without cause by the vote or written consent of at least two-thirds of the Directors not subject to the removal vote; or (ii) with cause by the vote or written consent of Members holding not less than 75% of the total number of votes eligible to be cast by all Members.

ARTICLE V

TRANSFERS AND REPURCHASES OF SHARES

5.1	Transfer of Shares.

(a)    Shares may be Transferred without the consent of the Adviser only by operation of law as a result of the death, divorce, bankruptcy, insolvency, adjudicated incompetence or dissolution of a Member. Otherwise, a Member may not Transfer its Shares, in whole or in part, to any Person without the prior written consent of the Adviser, which consent may be withheld in the Adviser’s sole and absolute discretion. To the fullest extent permitted by law, any attempted Transfer shall be cancelled and of no force or effect unless effected in accordance with this Article V.

(b)    The Adviser may condition its consent to a Transfer under Section 5.1(a) hereof on the Transfer meeting each of the following conditions, among other items:

(1)	the transferee meets the investor eligibility requirements established by the Fund from time to time;

(2)

such Transfer, itself or together with any other Transfers, would not cause the Fund to fail to qualify as a RIC or otherwise cause the Fund to become treated as a partnership for U.S. federal income tax purposes;

(3)	such Transfer does not require the registration or qualification of such Shares pursuant to any applicable federal or state securities or “blue sky” laws;

(4)	such Transfer does not result in a violation of the federal securities laws or other laws ordinarily applicable to such transactions;

(5)	the transferor shall reaffirm, and the purported transferee shall affirm, in writing his, her or its agreement to indemnify as described in Section 5.1(f) hereof;

(6)	no facts are known to the Adviser that cause the Adviser to conclude that such Transfer will have a material adverse effect on the Fund; and

(7)	the transferee has agreed in writing to become a party to, “Member” under and subject to all of the terms, obligations and limitations of this Agreement.

(c)    If any transferee (including a transferee for which Adviser consent is not required) does not meet the investor eligibility requirements established by the Fund from time to time, or if the Adviser does not consent to a Transfer, the Fund reserves the right to reject the Transfer, direct the sale of the transferee’s Shares to an investor that does meet the investor eligibility requirements or repurchase the transferred Shares from the Member’s successor pursuant to Section 5.2 hereof.

(d)    Upon any Transfer approved by the Adviser:

(1)

the transferee shall be entitled to (i) the right to tender such Shares for repurchase by the Fund in connection with an offer to repurchase Shares made by the Fund, and (ii) receive any distributions to which the Transferring Member would have been entitled with respect to such Transferred Shares, but shall not be entitled to exercise any of the other rights of a Member with respect to such Transferred Shares, including, without limitation, the right to vote, unless and until such transferee is admitted to the Fund as a Substituted Member pursuant to Section 5.1(g) hereof; and

(2)	the Transferring Member shall cease to be a member of the Fund if it has assigned all of its Shares.

(e)    Each Transferring Member agrees that it will pay all costs and expenses incurred by the Fund and the Adviser in connection with such Transfer, including, without limitation, attorneys’ and accountants’ fees incurred by the Fund and any transfer, stamp, documentary or other similar taxes in connection with a Transfer of Shares by such Transferring Member, including any continuing administrative and other expenses. Such expenses shall be due and payable on the day the transferee is admitted to the Fund as a Substituted Member.

(f)    Unless otherwise agreed to in writing by the Adviser and the Board, each Transferring Member shall, to the fullest extent permitted by law, indemnify and hold harmless the Fund, the Adviser, the Directors, the officers of the Fund, each other Member and any successor, assign or Affiliate of any of the foregoing from and against all taxes, costs, claims, damages, liabilities, losses and expenses (including legal or other expenses incurred in investigating or defending against any losses, claims, damages, liabilities, costs and expenses, or any judgments, fines and amounts paid in settlement or incurred in investigating or defending such matters), joint or several, to which those Persons may become subject by reason of, or arising from, any Transfer made by such Member in contravention of the terms and provisions of this Agreement, or any misrepresentation by such Member (and such Member’s transferee) in connection with any purported Transfer.

(g)    No transferee shall be admitted to the Fund as a Substituted Member until each of the following conditions has been satisfied:

(1)	receipt by the transferee of the written consent of the Adviser, which consent may be withheld or granted in the sole and absolute discretion of the Adviser;

(2)

the execution and delivery to the Fund by the Substituted Member of either a counterpart of this Agreement, or another instrument pursuant to which such Substituted Member agrees to be bound by the terms and provisions hereof, which shall constitute a counterpart hereof;

(3)

receipt by the Fund of other written instruments that are in form and substance satisfactory to the Adviser (as determined in its sole discretion), including, without limitation, any applicable opinions of counsel regarding the tax or regulatory effects of such admission;

(4)

payment by the Transferring Member to the Fund of all costs and expenses incurred by the Fund and the Adviser in connection with such Transfer, including, without limitation, attorneys’ and accountants’ fees incurred by the Fund and any transfer, stamp, documentary or other similar taxes in connection with a Transfer of Shares by such Transferring Member, including any continuing administrative and other expenses;

(5)	the updating of the books and records of the Fund to reflect the admission of the Substituted Member; and

(6)	any other information or documentation as the Adviser may request.

The Adviser or the Board, in its sole discretion, may waive any or all of the conditions listed above.

5.2	Repurchase of Shares.

(a)    Except as otherwise provided in this Agreement, no Member or other Person holding any Shares shall have the right to require the Fund to withdraw, redeem or tender to the Fund for repurchase any such Shares. The Board may from time to time, and in its complete and exclusive discretion and on such terms and conditions as it may determine, cause the Fund to offer to repurchase Shares from Members, including the Adviser or its Affiliates, pursuant to written tenders. In determining whether to cause the Fund to offer to repurchase Shares from Members pursuant to written tenders, the Board shall consider the following factors, among others:

(1)	whether any Members have requested to tender Shares to the Fund;

(2)	the liquidity of the Fund’s assets (including fees and costs, if any, associated with disposing of the Fund’s Investments);

(3)	the investment plans and working capital and liquidity requirements of the Fund;

(4)	the relative economies of scale of the tenders with respect to the size of the Fund;

(5)	the history of the Fund in repurchasing Shares;

(6)	the availability of information as to the value of the Fund’s Investments;

(7)	the existing conditions of the securities markets and the economy generally, as well as political, national or international developments or current affairs;

(8)	any anticipated tax consequences of any proposed repurchases of Shares; and

(9)	the recommendations of the Adviser.

The Board shall cause the Fund to repurchase Shares pursuant to written tenders only on terms and conditions fair to the Fund and to all Members (including Persons holding Shares acquired from Members), as applicable. Notwithstanding the foregoing, the Fund shall not repurchase any Shares if such repurchase would violate the Delaware Act or any other applicable law.

(b)    Subject to applicable law, the Board may cause the Fund to repurchase any Shares of a Member, or any Person acquiring any Shares from or through a Member, if the Board determines or has reason to believe that:

(1)	the Shares of such Member or Person have been Transferred in violation of Section 5.1 hereof;

(2)	such Member or Person does not meet any investor eligibility requirements established by the Fund from time to time;

(3)

ownership of Shares by such Member or Person is likely to cause the Fund to be in violation of, require registration of any Shares under, or subject the Fund or the Adviser, to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction;

(4)

continued ownership of Shares by such Member or Person may be harmful or injurious to the business or reputation of the Fund or the Adviser, or may subject the Fund or any of the Members to an undue risk of adverse tax or other consequences or restrictions;

(5)

any of the representations and warranties made by such Member or Person in connection with the acquisition of Shares was not true when made or has ceased to be true, or the Member has breached any covenant made by it in connection with the acquisition of one or more Shares;

(6)	such Member or Person is likely to be subject to additional regulatory or compliance requirements under special laws or regulations by virtue of continuing to hold any Shares;

(7)	the account balance of the Member or Person falls below $10,000; or

(8)	it would be in the interests of the Fund, as determined by the Board.

(c)    Repurchases of Shares by the Fund shall be payable in cash unless the Board, in its discretion, determines otherwise, or, in the discretion of the Board, in Investments (or any combination of Investments and cash) of equivalent value. All such repurchases shall be subject to any and all conditions as the Board may impose and shall be effective as of a date set by the Board after receipt by the Fund of all eligible written tenders of Shares. The amount due to any Member whose Shares are repurchased shall be equal to the Net Asset Value of such Member’s Shares as applicable as of the effective date of repurchase.

ARTICLE VI

SHARES

6.1	Shares.

(a)    All of the limited liability company interests in the Fund as of immediately prior to the adoption of this Agreement are hereby recapitalized into Shares, and each non-managing Member of the Fund under the Initial Agreement hereby continues as a Member of the Fund holding such number of Shares as is set forth in the books and records of the Fund for such Member. The units of limited liability company interests of the Fund shall be divided into such transferable Shares of as many separate and distinct Classes of Shares as the Directors, in their sole discretion and without Member approval, from time to time create and establish. The Directors shall have full power and authority, in their sole discretion, and without obtaining any prior authorization or vote of the Members of any Class of the Fund, to create, establish and designate, and to change in any manner, any initial Class or additional Classes, and to fix such preferences, voting powers, rights and privileges (which may be senior to the preferences, voting powers, rights and privileges of any other Class) of such Classes as the Directors may from time to time determine, to divide or combine the Shares or any Classes into a greater or lesser number, to classify or reclassify any unissued

Shares or any Shares previously issued and reacquired of any Class into one or more Classes that may be established and designated from time to time, and to take such other action with respect to the Shares as the Directors may deem desirable. Unless another time is specified by the Directors, the establishment and designation of any Class shall be effective upon the adoption of a resolution by the Directors setting forth such establishment and designation and the preferences, powers, rights and privileges of the Shares of such Class, whether directly in such resolution or by reference to, or approval of, another document that sets forth such relative rights and preferences of such Class including, without limitation, any registration statement of the Fund, or as otherwise provided in such resolution.

(b)    The number of the Fund’s authorized Shares of each Class and the number of Shares that may be issued is unlimited, and, subject to Section 2.7 hereof and Section 6.1(l) hereof, the Board may issue Shares of each Class for such consideration and on such terms as it may determine (or for no consideration if issued in connection with a distribution in Shares or a split of Shares), or may reduce the number of issued Shares in proportion to the relative Net Asset Value of the Shares then outstanding, all without action or approval of the Members notwithstanding anything herein to the contrary. All Shares when so issued on the terms determined by the Directors shall be fully paid and non-assessable.

(c)    All references to Shares in this Agreement shall be deemed to be Shares of any or all Classes as the context may require. All provisions herein relating to the Fund shall apply equally to each Class of the Fund except as the context otherwise requires.

(d)    In accordance with Section 2.9 hereof, any Director, officer or other agent of the Fund (including, without limitation, the Adviser), and any organization in which any such person is interested may acquire, own, and dispose of Shares of the Fund to the same extent as if such person were not a Director, officer or other agent of the Fund; and the Fund may issue and sell or cause to be issued and sold and may purchase Shares from any such person or any such organization subject only to the limitations, restrictions or other provisions applicable to the sale or purchase of Shares generally.

(e)    Shares shall not be represented by certificates, but only by notation on the Share records of the Fund, as kept by the Fund or by any transfer or similar agent, as the case may be. The Share records of the Fund, whether maintained by the Fund or any transfer or similar agent, as the case may be, shall be conclusive as to who are the holders of each Class of Shares and as to the number of Shares of each Class held from time to time by each such person.

(f)    All consideration received by the Fund for the issue or sale of Shares, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to the Fund generally and not to the account of any particular Member, subject only to the rights of creditors, and shall be so recorded upon the books of account of the Fund.

(g)    The liabilities, expenses, costs, charges and reserves attributable to the Fund shall be charged and allocated to the assets belonging to the Fund generally and not to the account of any particular Member and shall be so recorded upon the books of account of the Fund.

(h)    Distributions on Shares may be paid to the Members, with such frequency as the Board may determine, which may be daily or otherwise pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Board may determine, from such of the income, capital gains accrued or realized, and capital and surplus, after providing for actual and accrued liabilities of the Fund. All distributions on Shares shall be paid to the Members at the date and time of record established for the payment of such distributions, except that in connection with any distribution program or procedure the Board may determine that no distribution shall be payable on Shares as to which the Member’s purchase order and/or payment have not been received by the time or times established by the Board under such program or procedure. Distributions on Shares may be made in cash, in Shares or in-kind, or a combination thereof, as determined by the Board or pursuant to any program that the Board may have in effect at the time for the election by each Member of the mode of the making of such distribution to that person. Any distribution paid in Shares or in-kind will be paid at the Net Asset Value thereof as determined in accordance with Section 8.2 hereof. Notwithstanding anything in this Agreement to the contrary, the Board may at any time declare and distribute a distribution of Shares or other property pro rata among the Members at the date and time of record established for the payment of such distributions.

(i)    Notwithstanding anything to the contrary contained herein, none of the Board, the Adviser, the Members or any other person on behalf of the Fund shall make a distribution to the Members on account of their interest in the Fund if such distribution would violate the Delaware Act or any other applicable law.

(j)    Shares shall be transferable only in accordance with Section 5.1 hereof.

(k)    Except as provided herein, each Share of a particular Class shall represent an equal proportionate interest in the assets of the Fund (subject to the liabilities of the Fund), and each Share of a particular Class shall be equal with respect to Net Asset Value per Share of that Class as against each other Share of that Class. Subject to Section 6.1(a) hereof, the rights attaching to all Shares shall be identical as to right of repurchase by the Fund, distributions (whether or not on liquidation), and voting rights. The Board may from time to time divide or combine the Shares of a particular Class into a greater or lesser number of Shares of that Class provided that such division or combination does not change the proportionate beneficial interest in the assets of the Fund of any Member or in any way affect the rights of Shares.

(l)    The Board, subject to Section 2.7 hereof, may accept investments in the Fund by way of Share purchase, from such persons, on such terms (including minimum purchase amounts) and for such consideration, not inconsistent with the provisions of the 1940 Act, as they from time to time authorize or determine. Such investments may be in the form of cash, Securities or other property in which the Fund is authorized to invest, hold or own, valued as provided in Section 8.2 hereof. The Board may authorize any distributor, principal underwriter, custodian, transfer agent or other person to accept orders for the purchase or sale of Shares that conform to such authorized terms and to reject any purchase or sale orders for Shares whether or not conforming to such authorized terms.

(m)    Shares may be issued as fractions thereof. Any fractional Share, if outstanding, shall carry proportionately all the rights and obligations of a whole Share, including those rights and obligations with respect to voting, receipt of distributions, redemption of Shares, and liquidation of the Fund. Fractions of Shares shall be calculated to three decimal points.

ARTICLE VII

DISSOLUTION AND LIQUIDATION

7.1	Dissolution.

(a)    The Fund shall be dissolved at any time there are no Members, unless the Fund is continued without dissolution in accordance with the Delaware Act, or upon the occurrence of any of the following events:

(1)	upon the affirmative vote to dissolve the Fund by the Board;

(2)

upon the determination of the Members not to continue the business of the Fund at a meeting called by the Adviser in accordance with Section 2.6(c) hereof when no Director remains to continue the business of the Fund or if the required number of Directors is not elected within 60 days after the date on which the last Director ceased to act in that capacity;

(3)	at the election of the Adviser to dissolve the Fund;

(4)	the entry of a decree of dissolution of the Fund under the Delaware Act; or

(5)	as required by operation of law.

Except as provided above, Members shall not have the authority, by vote or otherwise, to dissolve or cause the dissolution of the Fund. Dissolution of the Fund shall be effective on the day on which the event giving rise to the dissolution shall occur, but the Fund and this Agreement shall not terminate until the assets of the Fund have been liquidated and applied in accordance with Section 7.2 hereof and the Certificate has been canceled. The obligations set forth in Section 3.7 and Section 9.11 hereof shall survive the termination of the Fund and the termination of this Agreement. Upon the cancellation of the Certificate in accordance with the Delaware Act, the existence of the Fund and, except as expressly provided otherwise herein, this Agreement, shall terminate.

7.2	Liquidation of Assets.

(a)    Upon the dissolution of the Fund as provided in Section 7.1 hereof, the Board, acting directly or through a Liquidating Trustee it selects, shall wind up, in an orderly manner, the business and administrative affairs of the Fund, except that if the Board is unable to perform this function, a Liquidating Trustee elected by Members holding a majority of the total number of votes eligible to be cast by all Members shall wind up, in an orderly manner, the business and administrative affairs of the Fund. The proceeds from winding up shall, subject to the Delaware Act, be distributed in the following manner:

(1)

in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of the debts and liabilities of the Fund, including the expenses of winding up (including legal and accounting expenses incurred in connection therewith), but not including debts and liabilities to Members, up to and including the date that distribution of the Fund’s assets to the Members has been completed, shall first be paid on a pro rata basis;

(2)	such debts, liabilities or obligations as are owing to the Members shall be paid next in their order of seniority and on a pro rata basis; and

(3)	the Members shall be paid next, on a pro rata basis, in proportion to the Net Asset Value of the Shares held by such Persons, as determined pursuant to Section 8.2 hereof and the Prospectus.

(b)    Anything in this Section 7.2 to the contrary notwithstanding, but subject to the priorities set forth in Section 7.2(a) hereof, upon dissolution of the Fund, the Board or other Liquidating Trustee may distribute ratably in-kind any assets of the Fund; provided, however, that if any in-kind distribution is to be made, the assets distributed in-kind shall be valued pursuant to Section 8.2 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 7.2(a) hereof.

ARTICLE VIII

ACCOUNTING, VALUATIONS AND WITHHOLDING

8.1	Accounting and Reports.

(a)    The Fund shall adopt for tax accounting purposes any accounting method which the Board shall decide in its sole discretion is in the best interests of the Fund. The Fund’s accounts shall be maintained in U.S. currency.

(b)    Except as otherwise required by the 1940 Act, or as may otherwise be permitted by rule, regulation or order, within 60 days after the close of the period for which a report required under this Section 8.1(b) is being made, the Fund shall furnish to each Member a semi-annual report and an annual report containing the information required to be provided to a Member by the 1940 Act. The Fund shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with generally accepted accounting principles. The Fund may also furnish to each Member such other periodic reports and information regarding the affairs of the Fund as it deems necessary or appropriate in its sole discretion.

(c)    Except as set forth specifically in this Section 8.1 and to the fullest extent permitted by Section 18-305(g) of the Delaware Act, no Member shall have the right to obtain any other information about the business or financial condition of the Fund, about any other Member or former Member or about the affairs of the Fund. No act of the Fund, the Adviser or any other Person that results in a Member being furnished any such information shall confer on such Member or any other Member the right in the future to receive such or similar information or constitute a waiver of, or limitation on, the Fund’s ability to enforce the limitations set forth in the first sentence of this Section 8.1(c).

8.2	Valuation of Assets.

(a)    Except as may be required by the 1940 Act, the Fund shall calculate its Net Asset Value as of the close of business on the last business day of each Fiscal Period or more frequently, in the discretion of the Board, in accordance with such valuation procedures as shall be established or approved from time to time by the Board and which conform to the requirements of the 1940 Act. Investments or other assets and liabilities of the Fund shall be valued at fair value in accordance with procedures adopted in accordance with the 1940 Act. In determining the value of the assets of the Fund, no value shall be placed on the goodwill or name of the Fund, or the office records, files, statistical data or any similar intangible assets of the Fund not normally reflected in the Fund’s accounting records, but there shall be taken into consideration any items of income earned but not received, expenses incurred but not yet paid, liabilities, fixed or contingent, and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities pursuant to agreements entered into prior to such valuation date.

(b)    The Net Asset Value of the Fund, including the valuation of the Investments and other assets of the Fund, determined pursuant to this Section 8.2 shall be conclusive and binding on all of the Members and all parties claiming through or under them.

8.3	Withholding.

(a)    If requested by the Fund, each Member shall, if able to do so, provide the Fund with: (i) an affidavit in form satisfactory to the Fund that the applicable Member (or its partners, as the case may be) is not subject to withholding under the provisions of any U.S. federal, state, local, foreign or other law; (ii) any certificate that the Fund may reasonably request with respect to any such laws; and/or (iii) any other form or instrument reasonably requested by the Fund relating to any Member’s status under such law. In the event that a Member fails or is unable to deliver to the Fund an affidavit described in clause (i) of this subsection (a), the Fund may withhold amounts from such Member in accordance with Section 8.3(b).

(b)    The Fund may withhold or make tax payments on behalf of, or with respect to, any Member and remit such amounts to the Internal Revenue Service (or any other relevant taxing authority) from any distribution to any Member to the extent required by the Code or any other applicable law, or if required to do so by the Internal Revenue Service.

(c)    For purposes of this Agreement, any taxes so withheld or paid over by the Fund with respect to any amount distributed by the Fund to any Member shall be deemed to be a distribution or payment to such Member, reducing the amount otherwise distributable to such Member pursuant to this Agreement.

(d)    The Board shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption. To the extent that a Member claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Member shall furnish the Board with such information and forms as such Member may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate.

(e)    Unless otherwise agreed to in writing by the Adviser and the Board, each Member shall, to the fullest extent permitted by applicable law, indemnify and hold harmless the Fund, the Adviser, the Board and any designated agents of the Fund to the extent any such Person or entity is deemed to be the responsible withholding agent for U.S. federal, state or local or foreign income tax purposes, against all claims, liabilities and expenses of whatever nature (other than any claims, liabilities and expenses in the nature of penalties and accrued interest thereon that result from such Person or entity’s gross negligence, willful misconduct or fraud) relating to the Fund’s, the Adviser’s, the Board’s, or any designated agent’s obligation to withhold and to pay over, or otherwise to pay, any withholding or other taxes payable by the Fund, the Adviser or the Board with respect to such Member or as a result of such Member’s participation in the Fund.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1	Amendment of Limited Liability Company Agreement.

(a)    Except as otherwise provided in this Section 9.1, this Agreement may be amended, in whole or in part, with the sole approval of (i) the Board (including the vote of a majority of the Independent Directors, if required by the 1940 Act) or (ii) if required by the 1940 Act, the approval of the Members by such vote as is required by the 1940 Act.

(b)    Any amendment to this Agreement that would:

(1)	increase the obligation of a Member to make any capital contribution to the Fund;

(2)

reduce the rights attaching to the Shares held by any Person as against the rights attaching to the Shares held by any other Person, except to the extent specifically contemplated by Section 6.1(k) hereof; or

(3)	modify the events causing the dissolution of the Fund;

may be made only if (i) the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof or (ii) such amendment does not become effective until (A) each Member has received written notice of such amendment (other than an amendment described in Section 9.1(c) hereof) and (B) any Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board) to tender their Shares for repurchase by the Fund. Any amendment pursuant to Section 9.1(c) hereof shall not be subject to the provisions of this Section 9.1(b).

(c)    Without limiting the generality of the foregoing, the power of the Board to amend this Agreement at any time without the consent of the Members includes, but is not limited to, the power to:

(1)	restate this Agreement together with any amendments hereto which have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;

(2)

amend this Agreement (other than with respect to the matters set forth in Section 9.1(b) hereof) to change the name of the Fund in accordance with Section 2.2 hereof or to effect compliance with any applicable law or regulation or to cure any ambiguity or to correct or supplement any provision hereof which may be inconsistent with any other provision hereof; and

(3)

amend this Agreement, taking due consideration of the interests of the Members as a whole to make such changes as may be necessary or desirable, based on advice of legal counsel to the Fund, to assure the Fund maintains its then-current U.S. federal tax treatment or, at the Fund’s sole discretion, change its U.S. federal tax treatment.

(d)    The Board shall give written notice of any proposed amendment to this Agreement to each Member, which notice shall set forth (i) the text of the proposed amendment or (ii) a summary thereof and a statement that the text thereof will be furnished to any Member upon request. Upon obtaining such approvals required by this Agreement and without any further action or execution by any other Person, including any Member, (i) any amendment, restatement, modification or waiver of this Agreement shall be implemented and reflected in a writing executed solely by the Adviser or any one Director and (ii) the Member, and any other party to this Agreement, shall be deemed a party to and bound by such amendment, restatement, modification or waiver of this Agreement.

9.2	Special Power of Attorney.

(a)    Each Member hereby irrevocably makes, constitutes and appoints the Adviser and each of the Directors, acting severally, and any Liquidating Trustee of the Fund’s assets appointed pursuant to Section 7.2 hereof with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place and stead of, such Member, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

(1)	any amendment to this Agreement which complies with the terms and provisions of this Agreement;

(2)	any amendment to the Certificate required because this Agreement is amended or as otherwise required by the Delaware Act;

(3)	any instrument related to the admission, removal, Transfer or resignation of any Member or Substituted Member;

(4)	any document or instrument that may be necessary or appropriate to effect the dissolution, winding up, liquidation and termination of the Fund, pursuant to the terms hereof; and

(5)

all other such instruments, documents and certificates that, in the view of legal counsel to the Fund, from time to time may be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund as a limited liability company under the Delaware Act.

(b)    Each Member is aware that the terms and provisions of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Fund without such Member’s consent. If an amendment to the Certificate or this Agreement or any action by or with respect to the Fund is taken in the manner contemplated by this Agreement, each Member agrees that, notwithstanding any objection which such Member may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Member is fully aware that each Member will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Fund.

(c)    This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of the Adviser and each of the Directors, acting severally, and any Liquidating Trustee of the Fund’s assets, appointed pursuant to Section 7.2 hereof, and as such:

(1)

shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Fund, the Adviser, the Board or any Liquidating Trustee shall have had notice thereof; and

(2)	shall survive the delivery of a Transfer by a Member of its Shares, except that where the transferee thereof has been approved by the Board for admission to the

Fund as a Substituted Member, this power-of-attorney given by the transferor shall survive the delivery of such assignment for the sole purpose of enabling the Adviser, the Board or any Liquidating Trustee to execute, acknowledge and file any instrument necessary to effect such substitution.

9.3	Notices.

Notices which may or are required to be provided under this Agreement shall be made, if to a Member, by regular mail, hand delivery, registered or certified mail return receipt requested, commercial courier service, electronic means (including e-mail) or, if to the Fund, by registered or certified mail, return receipt requested, and shall be addressed to the respective parties hereto at their addresses as set forth on the books and records of the Fund (or to such other addresses as may be designated by any party hereto by notice addressed to the Fund in the case of notice given to any Member, and to each of the Members in the case of notice given to the Fund). Notices shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, e-mail or commercial courier service. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

9.4	Agreement Binding Upon Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof which is not made pursuant to the terms and provisions of this Agreement shall, to the fullest extent permitted by law, be cancelled.

9.5	Applicability of 1940 Act and Form N-2.

The parties hereto acknowledge that this Agreement is not intended to, and does not set forth the substantive provisions contained in the 1940 Act and the Form N-2 which affect numerous aspects of the conduct of the Fund’s business and of the rights, privileges and obligations of the Members. Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the 1940 Act and the Form N-2.

9.6	Choice of Law; Arbitration.

(a)    Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that this Agreement shall be governed by, the terms and provisions hereof shall be construed under, and any dispute shall be determined under the laws of the State of Delaware, including the Delaware Act, without regard to the conflict of law principles of such State or any other principle that would direct the application of the laws of any other state.

(b)    Unless otherwise agreed to in writing by the Adviser, each Member agrees to submit all controversies arising between or among Members or one or more Members and the Fund in connection with the Fund or its businesses or concerning any transaction or dispute regarding the Fund or its businesses or regarding the construction, performance or breach of this or any other agreement regarding the Fund, whether entered into prior to, on or subsequent to the date hereof, to arbitration in accordance with the provisions set forth below. Each Member understands that:

(1)	arbitration is final and binding on the parties;

(2)	the parties are waiving their rights to seek remedies in court, including the right to jury trial;

(3)	discovery in arbitration is generally more limited than and different from discovery in court proceedings;

(4)	the arbitrators’ award is not required to include factual findings or legal reasoning and a party’s right to appeal or to seek modification of rulings by arbitrators is strictly limited; and

(5)	a panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

(c)    Controversies shall be determined by arbitration before, and only before, an arbitration panel convened by the Financial Industry Regulatory Authority (“FINRA”) to the fullest extent permitted by law. The parties may also select any other national securities exchange’s arbitration forum upon which a party is legally required to arbitrate the controversy, to the fullest extent permitted by law. Such arbitration shall be governed by the rules of the organization convening the panel, to the fullest extent permitted by law. If FINRA or other national securities exchange board does not accept the arbitration for consideration, the arbitration shall be administered by JAMS and conducted in accordance with its then existing arbitration rules and procedures by a panel of three arbitrators selected in accordance with those rules and procedures, with the place of arbitration in New York, New York. Judgment on any arbitration award may be entered in the Supreme Court of the State of New York or in any other court having jurisdiction over the party or parties against whom such award is rendered. Each Member agrees that the determination of the arbitrators shall be binding and conclusive upon them.

(d)    To the fullest extent permissible by applicable law and unless otherwise agreed to in writing by the Adviser and the Board, each Member hereby waives any right to assert any claim or participate in any claim against the Fund, the Board, the Adviser, a Member or any of their officers, affiliates or representative by means of any class action, collective action or representative action, whether as a class representative or as a member of a class. If, notwithstanding the foregoing waiver, a court or law permits a Member to participate in a class, collective or representative action, then such Member nevertheless agrees that the prevailing party shall not be entitled to recover attorneys’ fees or costs associated with pursuing the class or representative action, and the Member who initiates or participates as a member of the class will not submit a claim or otherwise participate in any recovery secured through the class, collective or representative action.

9.7	Not for Benefit of Creditors.

The terms and provisions of this Agreement are intended only for the regulation of relations among past, present and future Members, the Adviser, officers of the Fund, Directors and the Fund. This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement (except as provided in Section 3.7 hereof).

9.8	Consents.

Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books and records of the Fund.

9.9	Merger and Consolidation.

(a)    Notwithstanding any other provision of this Agreement or the Delaware Act, the Board may cause the Fund to merge or consolidate with or into one or more limited liability companies formed under the Delaware Act or other business entities (as defined in Section 18-209(a) of the Delaware Act) pursuant to an agreement of merger or consolidation which has been approved by the Board, divide into one or more domestic limited liability companies pursuant to a plan of division, or engage in any other restructuring transaction that would otherwise require a vote of the Members under the Delaware Act or other applicable law, in each case without the consent of any Member or any other Person.

(b)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with this Agreement may (i) effect any amendment to this Agreement, (ii) effect the adoption of a new limited liability company agreement for the Fund if it is the surviving or resulting limited liability company in the merger or consolidation, or (iii) provide that the limited liability company agreement of any other constituent limited liability company to the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) shall be the limited liability company agreement of the surviving or resulting limited liability company.

(c)    Notwithstanding anything to the contrary contained elsewhere in this Agreement, a plan of division approved in accordance with this Agreement (i) may effect any amendment to this Agreement if the Fund is a surviving company in the division, (ii) may effect the adoption of a new limited liability company agreement for the Fund if it is a surviving company in the division, and (iii) shall effect the adoption of a limited liability company agreement for each resulting company in the division.

9.10	Pronouns.

All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons, firm or corporation may require in the context thereof.

9.11	Confidentiality.

(a)    Each Member covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other Person the name or address (whether business, residence or mailing) of any Member (collectively, “Confidential Information”) without the prior written consent of the Board, which consent may be withheld in its sole discretion.

(b)    Each Member recognizes that in the event that this Section 9.11 is breached by any Member or any of its principals, partners, members, directors, officers, employees or agents or its Affiliates, including any of such affiliates’ principals, partners, members, directors, officers, employees or agents, irreparable injury may result to the non-breaching Members and the Fund. Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the Fund may be entitled, the Fund and such Members also shall have the right to seek any equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys’ fees and other litigation expenses incurred in connection therewith.

(c)    Notwithstanding anything to the contrary in this Agreement, the Fund, the Board or the Adviser shall have the right to keep confidential from the Members for such period of time as it deems reasonable any information which the Board or the Adviser reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board or the Adviser in good faith believes is not in the best interest of the Fund or could damage the Fund or its business or which the Fund is required by law or by agreement with a third party to keep confidential.

9.12	Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Member agrees that it is the intention of the Members that such provision should be enforceable to the fullest extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

9.13	Filing of Returns.

The Board or its designated agent shall prepare and file, or cause the accountants of the Fund to prepare and file, a U.S. federal income tax return in compliance with Section 6012 of the Code and any required state and local income tax and information returns for each Taxable Year of the Fund.

9.14	Tax Election.

Any officer, Director or Member (at the request of the Board) is hereby authorized to make any election and to take any necessary or appropriate action in connection therewith to cause the Fund to be classified as an association taxable as a corporation for U.S. federal tax purposes.

9.15	Entire Agreement.

This Agreement (including the Schedule attached hereto which is incorporated herein) and any Subscription Agreements constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto.

9.16	Discretion.

Notwithstanding anything to the contrary in this Agreement or any agreement contemplated herein or in any provisions of law or in equity, whenever in this Agreement, a Person is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by law, have no duty or obligation to give any consideration to any interest of or factors affecting the Fund or the Members, or (ii) in its “good faith” or under another express standard, then such Person shall act under such express standard and will not be subject to any other or different standards imposed by this Agreement or by law or any other agreement contemplated herein. The term “good faith” as used in this Agreement shall mean subjectively acting with faithfulness to the scope, purpose and terms and provisions of this Agreement.

9.17	Counterparts.

This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart. For the avoidance of doubt, a Person’s execution and delivery of this Agreement by electronic signature and electronic transmission (jointly, an “Electronic Signature”), including by DocuSign® or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such Person and shall bind such Person to the terms of this Agreement. The parties hereto agree that this Agreement and any additional information incidental hereto may be maintained as electronic records. Any Person executing and delivering this Agreement by Electronic Signature further agrees to take any and all reasonable additional actions, if any, evidencing its intent to be bound by the terms and provisions of this Agreement, as may be reasonably requested by the Fund, the Adviser, an officer thereof or the Board or its designees.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

EACH OF THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE ARBITRATION CLAUSE SET FORTH IN SECTION 9.6 HEREOF AND THE CONFIDENTIALITY CLAUSE SET FORTH IN SECTION 9.11 HEREOF.

IN WITNESS WHEREOF, the undersigned have executed this agreement as of the day and year first above written.

ADAMS STREET ADVISORS, LLC, as Adviser

/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ASP GPM GP MANAGEMENT LP, solely for purposes of Section 2.8 hereof

By:	ASP GPM GP Management LLC,
Its General Partner

By:	Adams Street Partners, LLC,
Its Managing Member

/s/ Eric R. Mansell
Name: Eric R. Mansell
Title: Executive Vice President

ADDITIONAL MEMBERS:

Each person who has signed, or has had signed on its behalf, an appropriate signature page of an instrument pursuant to which such Member agrees to be bound by the terms and provisions hereof, which shall constitute a counterpart hereof.

The undersigned understand and agree to the provisions of this Agreement pertaining to the obligations of Directors.

/s/ James Walker
Name: James Walker
Title: Director

/s/ Miguel Gonzalo
Name: Miguel Gonzalo
Title: Director

/s/ Victoria J. Herget
Name: Victoria J. Herget
Title: Director

/s/ William Adams IV
Name: William Adams IV
Title: Director

/s/ Frank Porcelli
Name: Frank Porcelli
Title: Director

SCHEDULE I

Directors

Name	Address

James Walker	c/o Secretary of Adams Street Private Equity Navigator Fund LLC One North Wacker Drive, Suite 2700 Chicago, Illinois 60606

Miguel Gonzalo	c/o Secretary of Adams Street Private Equity Navigator Fund LLC One North Wacker Drive, Suite 2700 Chicago, Illinois 60606

Victoria J. Herget	c/o Secretary of Adams Street Private Equity Navigator Fund LLC One North Wacker Drive, Suite 2700 Chicago, Illinois 60606

William Adams IV	c/o Secretary of Adams Street Private Equity Navigator Fund LLC One North Wacker Drive, Suite 2700 Chicago, Illinois 60606

Frank Porcelli	c/o Secretary of Adams Street Private Equity Navigator Fund LLC One North Wacker Drive, Suite 2700 Chicago, Illinois 60606

Sch.I